Exhibit 23.7

Consent of Independent Accountants

The Board of Directors

Apple REIT Seven, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Seven, Inc.:

(1)	the use of our report dated September 21, 2006 with respect to the combined balance sheets of PHD Hotels Portfolio as of December 31, 2005 and 2004, and the related combined statements of income and cash flows for the years then ended

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Wilson, Price, Barranco, Blankenship & Billingsley, P.C.

Montgomery, Alabama

January 26, 2007